Exhibit 99.2

Roman DBDR Acquisition Corp. II Announces the Closing of $200 Million Initial Public Offering

New York, New York, December 16, 2024 - Roman DBDR Acquisition Corp. II (the “Company”) announced today the closing of its initial public offering of 20,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $200,000,000.

The Company’s units began trading on December 13, 2024 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “DRDBU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “DRDB” and “DRDBW,” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $201,000,000 (or $10.05 per unit sold in the offering) was deposited in the Company’s trust account.

The Company is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, the Company intends to focus its initial search on companies in the cybersecurity, artificial intelligence or financial technology industries.

The Company’s management team is led by Dixon Doll, Jr., its Chief Executive Officer and Chairman of the Board of Directors (the “Board”), John C. Small, its Chief Financial Officer, and Dr. Donald G. Basile, its Chief Technology Officer. The Board also includes James Nelson, James Nevels, Bryn Sherman and Michael Woods.

B. Riley Securities acted as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus or by contacting B. Riley Securities by telephone at (703) 312-9580, or by emailing prospectuses@brileyfin.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on December 12, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Roman DBDR Acquisition Corp. II
John Small
jcsmall@romandbdr.com
(917) 273-8429